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              [MCGLADREY & PULLEN, LLP LETTERHEAD]



                              May 27, 1998



Securities and Exchange Commission
Washington, DC 20549


We were previously the independent accountants for National City Bancshares, Inc., and on February 5, 1998, we reported on the consolidated financial statements of National City Bancshares, Inc. and subsidiaries as of December 31, 1997 and 1996 and for the three years ended December 31, 1997, 1996, and 1995. On May 20, 1998, we were dismissed as independent accountants of National City Bancshares, Inc.

We have read National City Bancshares, Inc.'s statements included under Item 4 of its Form 8-K dated May 27, 1998, and we agree with such statements except that we are not in a position to agree or disagree with the Company's statements that the change was approved by the Company's Board of Directors or that the Company has engaged a new accounting Firm that has not previously been consulted on accounting, auditing, or financial reporting issues.



                              /S/  MCGLADREY & PULLEN, LLP
                              McGLADREY & PULLEN, LLP
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